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                       U.S. Securities and Exchange Commission
                                   Washington, D.C.

                                                                 SEC File Number
                             NOTIFICATION OF LATE FILING              13244
                                                                   CUSIP Number
                                                                     367339108

            [X] Form 10-K   [ ] Form 11-K   [ ] Form 28-F   [ ]  Form 18-Q

                        For period ended:   December 31, 1997
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 READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE TYPE OR PRINT

  Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If the certification relates to a portion of the filing checked above, identify
the item(s) to which the notification relates:     entire report
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant            GateField Corporation

Former Name if Applicable

Address of Principal Executive Officer (Street and Number)

                                   47100 Bayside Parkway

City, State and Zip Code

                                   Fremont, CA  94538

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PART II - RULES 12b-25 (b) AND (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject around report / portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report / portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ] (c)  The accountant's statement or other exhibit required by Rule 12b-25(s)
     has been attached if applicable.
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PART III - NARRATIVE
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State below in reasonable detail the reason why the Form 10-K, 11-K, 28-F or
10-Q or portion thereof, could not be filed within the prescribed time period.

     The Form 10-K could not be filed within the prescribed time period due to the complexity of the financial accounting issues arising from the sale of the Company's verification businesses in 1997 and the multiple equity and debt financings, some of which involve foreign entities, that occurred in 1997. In addition, the Company's independent auditors, Deloitte & Touche LLP, have been unable to complete their audit and furnish their report on the annual financial statements due to the Company's inability to complete the financial statements.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification.

     Stephen A. Flory         510                 623-4482
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     (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes   [X] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                GateField Corporation
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     Name of Registrant as specified in charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   March 30, 1998                       By:  /s/ Stephen A. Flory
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                                                  Stephen A. Flory, CFO

INSTRUCTION:   The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                      ATTENTION

International misstatements or omissions of fact constitute Federal Criminal Violations (Sec 18 U.S.C. 1001)
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